                                                                   EXHIBIT 10.19



        ALL SECTIONS MARKED WITH TWO ASTERISKS (**) REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY FLOUR CITY ARCHITECTURAL METALS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.




                              SHAREHOLDER AGREEMENT

      THIS AGREEMENT dated as of January 6th, 1998 (the "Agreement") is by and among IMSALUM, S.A. de C.V., a Mexico corporation ("IMSALUM"), and Flour City Architectural Metals (Pacific) Ltd., a British Virgin Islands corporation ("FCAM"), with reference to the facts set forth in the Recitals below.

                                    RECITALS

      A. Purpose. The parties to this Agreement desire to form a joint venture corporation named FIMSAM, S.A de C.V. (FIMSAM) on the terms and conditions set forth herein for the primary purpose of fabricating assemblies, units and/or prefabricated panels of aluminum extrusions for curtain wall projects.

      B. The Shareholders agree that the Company will be formed with the initial
minimum capital stock of         **          .

      C. The Shareholders agree that the Company shall be capitalized by the Shareholders as follows:

            IMSALUM: a total of U.S.                 **
       **           this amount includes the initial contribution. (Mentioned
in sub paragraph B, above.)

            FCAM: a total of                      **
   **      to be made by: the transfer of FCAM Equipment (subject to approved appraisal by IMSALUM and FIMSAM according to procedure in Annex 1); the use of
the FCAM Intellectual Property valued in        **         ; and the sum of
    **       (this amount may vary subject to the results of the appraisal of the Equipment above referred).

      D. In consideration for the contribution above mentioned IMSALUM will be the holder of the ** of the outstanding capital stock of the Company and FCAM will be the holder of the ** .

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and premises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


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

                                    ARTICLE I

      SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

      "Agreement" shall have the meaning set forth in the preamble.

      "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

      "Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any governmental authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees of any governmental authority.

      "Articles" shall mean the Articles of Incorporation of FIMSAM.

      "Bankruptcy" shall mean, with respect to any Person, (i) the commencement, under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Applicable Law of any jurisdiction, whether now or hereafter in effect, by such Person of a case or proceeding seeking (A) the entry as to such Person of an order of relief, (B) such Person's own bankruptcy, liquidation, reorganization, rehabilitation or composition or adjustment of debts, or (C) a suspension or moratorium of payments; (ii) the commencement against such Person of any case or proceeding of the type described in clause (i) of this definition which remains undismissed for a period of sixty (60) days; (iii) the appointment of a custodian, trustee, administrator or similar official under any Applicable Law described in clause
(i) of this definition with respect to such Person, or the taking charge by such custodian, trustee, administrator or similar official, of all or any substantial part of the property of such Person; (iv) any adjudication that such Person is insolvent or bankrupt; (v) the entering of any order of relief in, or other order approving, any case or proceeding of the type described in clause (i) of this definition; (vi) the making by such Person of a general assignment for the benefit of its creditors; (vii) the failure by such Person to pay, or the statement by such Person that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) the calling by such Person of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any indication by such Person, either by an act or failure to act, of its consent to, approval of or acquiescence in, any of the actions, orders or events described in the foregoing clauses of this definition; or (x) the taking of any corporate or similar action by such Person for the purpose of effecting any of the actions, orders or events described in the foregoing clauses of this definition.

      "Board" shall mean the Board of Directors of FIMSAM.

      "Certified Public Accountants" shall mean the independent public accountants selected


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

by the Board of FIMSAM.

      "Closing" shall mean the sale and purchase of the FIMSAM Common Stock as provided hereunder.

      "Closing Date" shall mean the date on which the Closing shall occur.

      "Common Stock" shall mean any and all shares or other equivalents (however designated) of FIMSAM's equity securities.

      "Company" shall mean FIMSAM.

      "FIMSAM Business Plan" shall mean the annual business plan and budget for the Company as approved by the Board.

      "FCAM Equipment" shall mean that equipment set forth on Exhibit "A" hereto which is utilized in the fabrication of curtain wall panels, units, assemblies and/or pre-assemblies made out of metal and aluminum extrusions.

      "FCAM Intellectual Property" shall mean certain Intellectual Property owned by FCAM relating to the fabrication of curtain wall panels, units, assemblies, and/or pre-assemblies made out of metal and aluminum extrusions.

      "GAAP" shall mean Mexico generally accepted accounting principles.

      "Intellectual Property" shall mean patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, service marks, business marks, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), trade secrets, know-how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, and any rights under licenses to any of the foregoing, whether or not subject to statutory registration or protection.

      "Person" shall mean any individual, firm, corporation, partnership, group, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

      "Shareholder" or "Stockholder" shall mean an owner of Common Stock.

      "Shares" shall mean shares of Common Stock.

      "Subsidiary" of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election


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

of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

      "Tax or Taxes" shall mean all federal, state, local and foreign taxes, assessments and other governmental charges, including (i) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, (ii) value added, ad valorem (including the 2% ad valorem tax on assets), transfer, franchise, withholding, payroll, employment, excise or property taxes, (iii) all interest, penalties and additions imposed with respect to such amounts and (iv) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

      SECTION 1.02. TERMS GENERALLY. The definitions in Sections 1.01 and this
1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

                                   ARTICLE II

                          BOARD OF DIRECTORS; OFFICERS

      SECTION 2.01. PROVISIONS OF ARTICLES AND BYLAWS RELATING TO BOARD OF DIRECTORS AND MANAGEMENT. The parties shall take all means necessary to ensure that the articles of incorporation (the "Articles") and the bylaws (the "Bylaws") of FIMSAM shall provide that: (a) the Board of Directors shall consist of five members, with three (3) members elected by


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

        ALL SECTIONS MARKED WITH TWO ASTERISKS (**) REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY FLOUR CITY ARCHITECTURAL METALS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.





IMSALUM and two (2) members elected by FCAM; (b) if any director dies, retires, resigns or otherwise ceases to serve as a director, the Stockholder who nominated such director shall elect his or her replacement; (c) a member of the Board of Directors may be removed by the Shareholder who elected him with or without cause; (d) a quorum of the board shall consist of four (4) members; (e) any resolution or other action of the Board shall require an affirmative vote of a majority of the directors of the Board at a meeting of which a quorum is present; and (f) the Board may act by written consent rather than by meeting, but any written consent must be unanimous. At the Closing the Shareholders shall adopt a resolution directing the Board to appoint an FCAM designee as the president ("President") of the Company for the first fiscal year, and directing the Board to appoint an IMSALUM nominee as the President in the second fiscal year, and thereafter alternating between FCAM nominees and IMSALUM nominees on an annual basis. The Articles and Bylaws shall provide that if the President of the Company dies, resigns, becomes disabled, or is removed during his annual term, then the Board shall fill the resulting vacancy with a designee of either FCAM or IMSALUM dependent upon which party was entitled to appoint the President for the particular annual term.

                                  ARTICLE III

                           PURCHASE AND SALE OF SHARES

      SECTION 3.01. PURCHASE OF SHARES.

            (a) At the Closing, in reliance upon the representations and warranties set forth in this Agreement, and upon the terms and subject to the conditions set forth herein, the Company shall issue to IMSALUM and IMSALUM
shall purchase  **   of the Shares of the Company for a total amount of
   **     .

            (b) At the Closing, in reliance upon the representations and warranties set forth in this Agreement, and upon the terms and subject to the conditions set forth herein, the Company shall issue to FCAM and FCAM shall
purchase  **  of the Shares of the Company for     **    , this amount will be
paid by the transfer to FIMSAM of the FCAM Equipment (subject to approved appraisal by IMSALUM and FIMSAM according to procedure in Annex 1); the use of
all of the FCAM Intellectual Property; and the sum of     **      or more if
there should be an adjustment in the price of the Equipment due to the appraisal of the same.

The dismantle, freight expenses, export and import taxes and duties, repairs etc. of the Equipment to be contributed by FCAM will be paid solely by FCAM.

      Section 3.02. CLOSING.

            (a) The Closing will take place on a date to be specified by the parties after satisfaction or waiver of the last of the conditions set forth herein to be met to the satisfaction of, or waived by, each party. The Closing shall occur at a place to be agreed by the parties.

            (b) At the Closing (i) IMSALUM shall deliver to the Company, by check or


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

        ALL SECTIONS MARKED WITH TWO ASTERISKS (**) REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY FLOUR CITY ARCHITECTURAL METALS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.





wire transfer, the sum of    **    ; (ii) FCAM shall deliver to the Company
the sum of   **   , this amount will be delivered via transfer of the FCAM
Equipment (subject to approved appraisal by IMSALUM and FIMSAM according to procedure in Annex 1), free and clear of any liens or encumbrances, and shall
deliver to the Company by check or wire transfer the sum of     **     ; and
(iii) the Company shall deliver to IMSALUM and FCAM certificates representing the IMSALUM Shares and the FCAM Shares, registered in the name of IMSALUM and FCAM respectively.

      SECTION 3.03. RESTRICTIONS ON TRANSFER OF SHARES. Each Shareholder agrees not to transfer, assign, pledge, or in any way alienate any of its common stock in the Company, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of the other Shareholder except a transfer which meets the requirements of this Agreement. All common stock of the Company now owned or hereafter acquired, including, but not limited to, any common stock acquired pursuant to a stock option plan, stock rights offering, an employee benefit plan, or by purchase, gift, transfer, inheritance or otherwise shall be subject to the terms and conditions hereof. Any purported transfer in violation of any provision of this Agreement shall be null and void and shall not operate to transfer any interest or title in the purported transferee.

      SECTION 3.04. CERTAIN TRANSFERS. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that IMSALUM and FCAM shall have the right to transfer any of its common stock in the Company to any corporation, partnership, limited liability company or trust being controlled directly or indirectly by them, in the understanding, that such control shall be reflected on the power to exercise more than half of the voting rights, or in the ownership through record, or beneficially of more than half of the outstanding shares of capital stock or voting securities. Moreover, the Shareholders will also be entitled to transfer their interest in the Company to their parent company. In the event of a transfer pursuant to this Section 3.04. to someone who is not a Shareholder, the transferee shall (by written supplement to this Agreement) become a party to this Agreement and shall thereafter hold its common stock subject to the terms, covenants and conditions contained in this Agreement.

      SECTION 3.05. RIGHT OF FIRST REFUSAL. Except for transfers permitted under
Section 3.04. of this Agreement, no Shareholder (the "Offeror") shall transfer all or part of its capital stock (the "Offered Shares") without first giving the remaining Shareholders (the "Offerees") the option to purchase the same, upon the following terms and conditions:


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

Each Offeree shall have the option for a period of thirty (30) calendar days after receipt of the Offer within which to determine whether or not to accept such Offer. If any Offeree elects to accept the Offer, such Offeree shall, within such thirty (30) calendar day period, so notify the Offeror in writing. Any acceptance shall be for all and not for part of the Offered Shares. If more than one Offeree elects to accept the Offer, the Offerees shall purchase the Offered Shares in proportion to their respective holding of shares or in such other proportion as they may agree between themselves.

In the event that any one or more Offerees accept the Offer within the required thirty (30) calendar day period, the closing with respect to the purchase of the Offered Shares shall take place within sixty (60) the calendar days after the latest date of acceptance of the Offer pursuant to notice from the Offeror specifying the date of closing and, to the extent more than one Offeree elected to accept the Offer, the number of Offered Shares to be sold to each such Offeree and the purchase price therefor; provided, however, that if any governmental or regulatory approval of the purchase is required, then the time for the payment to be made by the corresponding Offeree(s) shall be extended for such additional time as is necessary to obtain such approval. At the closing, the Offeree(s) shall deliver to the Offeror the purchase price specified in the Offer, against receipt of stock certificates evidencing the Offered Shares duly endorsed for transfer. Also at closing the nominees of the Offeror (i.e. directors and officers) shall resign their positions in the Company as the case may be.

In the event that one of the Offerees to whom the Offer was made declines such Offer, the right to purchase the shares will correspond to the other Offerees who will have the option for an additional period of thirty (30) calendar days after the date of the refusal from any such Offeree to make the purchase of these Offered Shares, or the elapsing of the thirty (30) calendar day period.

If the Offer and any offer then outstanding from the same Offeror to sell shares of the Company made pursuant to this Section 3.05. are not accepted by any Offeree within such thirty (30) calendar day period, then the Offeror shall, for a period of sixty (60) calendar days following the expiration of the aforesaid thirty (30) calendar day period, be free to sell all (but not less than all) of the Offered Shares to an unrelated third party; provided; however, (a) that the selling price shall be not less than, and the terms shall be not more favorable to the purchaser than, those set forth in the Offer, (b) if the name of purchaser has not been yet revealed to the Offeree(s), the Offeror shall previously to the transfer do so, in order to comply with the provisions mentioned before, and (c) if the shares are not sold or otherwise transferred to the third party within a sixty (60) calendar day period, then the sale or transfer of the shares shall once again be subject to the option rights of the remaining Shareholders, pursuant to the terms of this Section 3.05.

All notices pursuant to this Section 3.05. shall be sent by the Offeror to the Offerees at the addresses appearing in the Stock Registry Book of the Company, by hand, telex or courier service, and shall be effective upon actual receipt by the addressee thereof.

Any change of property of the share control of the Shareholders will be considered as a share transfer under this provision and therefore will be subject to the approval of the non-transferring


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

Shareholders. In the event that the non-transferring Shareholders do not approve the transfer transaction, the non-transferring Shareholders will have the preferential right to acquire the shares of the Company from the Shareholders whose controlling shares are to be transferred at a purchase price that shall not be less than the Net Book Value of the stock.

Any share transfer made in violation of that stated in this Section 3.05. will be considered null and void, and should not operate to transfer any interest or title in the purported transferee.

                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

      SECTION 4.01. BOARD OF DIRECTORS. Except as reserved to the Shareholders in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the Board shall have all power and authority to manage, and direct the management, the business and affairs of the Company. Any power not delegated pursuant to a policy of delegation adopted by the Board shall remain with the Board. Approval by or action taken by the Board in accordance with the Articles, Bylaws and this Agreement shall constitute approval or action by the Company. The Board will review operating results against the FIMSAM Business Plan, approve detailed capital expenditure proposals, and make major policy decisions and recommendations. All contemplated borrowings by the Company that are not included in the FIMSAM Business Plan previously approved by the Board, must be approved or ratified by the Board to be effective and to obligate the Company thereunder.

      SECTION 4.02. MEETINGS OF THE BOARD. The Board shall meet on the last business day of the second week after each calendar quarter and/or such other dates as may be approved by resolution of the Board. In addition, special meetings shall be held upon the written request of any Board member upon a minimum of ten (10) days prior written notice or as otherwise provided in the Bylaws of the Company. Each Shareholder shall bear the travel costs of the Board members appointed by it when attending Board meetings.

      SECTION 4.03. EXAMINERS. There shall be an even number of examiners, but in no event less than two. One-half the total number of examiners shall be appointed by FCAM and the remaining one-half of the examiners shall be appointed by IMSALUM. Until otherwise agreed between the parties hereto, the total number of examiners shall be two.

      SECTION 4.04. CHAIRMAN AND VICE CHAIRMAN. One member of the Board shall be the Chairman of the Company and shall in the first year of this Agreement be appointed by the Board from among members appointed by FCAM, and in the second year by members appointed by IMSALUM, and alternating each fiscal year thereafter between FCAM and IMSALUM. One


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

member of the Board shall be the Vice Chairman of the Company and shall be appointed by the Board from among the members appointed by the Shareholder not then appointing the Chairman. The Chairman of the Company shall not have a casting vote.

      SECTION 4.05. ACTIONS AND MATTERS SUBJECT TO BOARD APPROVAL. Without limiting the authority of the Board, the following actions shall only be taken by the Company upon a majority vote or approval of the Board, and only if such majority vote or approval includes the vote or approval of at least one Board member designated by FCAM and one Board member designated by IMSALUM:

      (a) The adoption and modifications of FIMSAM Business Plans (which may include loan approvals on an annual basis) which shall be reviewed and approved by the Board on an annual basis.

      (b) Any borrowing of money by the Company or extension of credit to the Company, not contemplated in the FIMSAM Business Plan.

      (c) The adoption of business policies which are not contemplated in the FIMSAM Business Plan.

      (d) The approval of capital expenditures or acquisition of assets in excess of U.S.$5,000 individually or U.S.$20,000 in the aggregate in any fiscal year or those not provided for in the then current FIMSAM Business Plan, or capital expenditures regardless of amount, should the gross sales of the Company fall more than 10% below those projected in the current FIMSAM Business Plan on which the capital expenditures are based.

      (e) The sale, transfer mortgage, lease pledge or other disposition of the property, assets or goodwill of the Company inconsistent with the current FIMSAM Business Plan or outside the ordinary course of business having a value in excess of U.S$5,000 individually or U.S.$20,000 in the aggregate in any fiscal year, or the acquisition or purchase of property or assets, having a value in excess of U.S.$5,000 individually or U.S$20,000 in the aggregate in any fiscal year and which are not provided for in the current FIMSAM Business Plan and which are outside the ordinary course of business.

      (f) Acquisition of any interest in any business or company whether through the purchase of assets or stock, the granting or guarantee and foreclosure by fianzas, avales or otherwise of any loans to any third party, other than pursuant to sales or leases to customers in the ordinary course of business.

      (g) The development or sale of products not currently included in the corporate purposes of the Company or in any product line, or not contemplated in a FIMSAM Business Plan.


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

      (h) The expenditure of research or development funds not otherwise included in the then current FIMSAM Business Plan.

      (i) The entry into leases for equipment, real property, or manufacturing facilities.

      (j) The acquisition or sale of real property or facilities other than those provided for in the current FIMSAM Business Plan.

      (k) Actions taken in response to a force majeure which requires any significant deviation from the then current FIMSAM Business Plan.

      (l) Entry into any agreement, other than those contained in the current FIMSAM Business Plan, with a Board member, officer, General Manager or Shareholder of the Company or any affiliate or subsidiary thereof, or with any family member of the foregoing within the fourth degree.

      (m) Entry into any agreement which could have a material effect on the operations or prospects of the Company.

      (n) Any significant change in the accounting policies of the Company or its independent accountants.

      (o) The appointment and or removal of the General Manager(s) and the granting of any powers and authority to the General Manager(s) and or any third party, not otherwise provided for in this Agreement or the current FIMSAM Business Plan.

      (p)   The declaration and payment of dividends.

      (q)   The issuance or redemption of the Company's shares.

      (r)   The amendment of the Company's Articles or Bylaws.

      (s) The compensation of any Board member, officer or General Manager, contrary to the provisions therefor in the current FIMSAM Business Plan.

      (t)   The selection of the Company's independent public accountants.

      SECTION 4.06. NO INDIVIDUAL AUTHORITY. Except as otherwise expressly provided in this Agreement, no Shareholder, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, the other Shareholder or the Company.

      SECTION 4.07. EXECUTIVE OFFICERS.

            (a) The Board shall appoint a General Manager who is acceptable to both FCAM and IMSALUM to manage the day-to-day operations of the Company, carry out the


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

directions of the Board and effectuate the FIMSA Business Plan. The General Manager shall devote his full time and efforts to the Company. The General Manager shall have the authority to make all day-to-day decisions for the Company which are not reserved for the Board or other Person pursuant to the Articles, Bylaws or this Agreement.

            (b) The General Manager shall prepare, or cause to have prepared, and submit to the Board, as soon as practicable after the Closing Date and at least (60) days prior to the commencement of each subsequent fiscal year, an annual budget and a strategic plan (the "FIMSAM Business Plan") which describes the business plan and anticipated revenues and expenditures for the Company for such fiscal year. Each FIMSAM Business Plan approved by the Board shall remain operative until amended by the Board or until a successor has been approved by the Board. Each FIMSAM Business Plan, and any amendment thereto, must be unanimously approved by the Board.

            (c) The Board shall unanimously agree on and appoint a Treasurer and Secretary (together with the President, each an "Executive Officer") with such duties as may be established by the Board.

      SECTION 4.04. BANK ACCOUNTS. The Company shall maintain bank accounts in such banks as the Board may designate exclusively for the deposit and disbursement of all funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Board from time to time shall authorize signatories for such accounts, upon unanimous approval of the Board.

                                    ARTICLE V

                         ADDITIONAL CAPITAL REQUIREMENTS

      SECTION 5.01. ADDITIONAL CAPITAL. The Board may determine that additional capital is required by the Company for capital expenditures or to support or expand existing operations. Any determination by the Board that the Company requires additional capital shall be ratified and approved by the unanimous vote of both FCAM and IMSALUM as Shareholders. Upon such a determination by the Board and the approval of both FCAM and IMSALUM, each Shareholder shall promptly contribute its respective portion of the total capital contribution required, which shall be applied to additional paid in capital. For purposes of this Agreement IMSALUM shall contribute 55% of any such additional capital requirements and FCAM shall contribute 45% of any such additional capital requirements. Upon any capital call of the Company which is approved by the Shareholders as set forth hereinabove, then in the event a Shareholder fails to contribute its corresponding portion of the total capital contribution in the time period specified by the Board such Shareholder's participation, including voting rights in the Company shall be diluted, at such time as the other Shareholder acts to contribute to the Company the unpaid portion required to be contributed by the Shareholder who is in default.

      SECTION 5.02. LOANS BY SHAREHOLDERS. Any Shareholder may lend funds to the Company upon the unanimous approval of the Board. Any loan made by a Shareholder to the


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


        ALL SECTIONS MARKED WITH TWO ASTERISKS (**) REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY FLOUR CITY ARCHITECTURAL METALS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.




Company shall not be treated for any purpose as an equity contribution and shall be upon such terms and conditions (including interest) as the Board and the Shareholder shall determine.

                                   ARTICLE VI

                           PRINCIPAL OFFICE AND PLANT

      SECTION 6.01. PRINCIPAL OFFICE AND PLANT. IMSALUM and FCAM agree to locate a facility within Monterey, Mexico to serve as the Company's principal office and plant ("Plant") prior to the Closing hereunder. Immediately following the Closing, FIMSAM shall act to execute and enter into a formal leasehold agreement for the Plant on terms and conditions which are unanimously approved by the Board.

                                   ARTICLE VII

                        FABRICATION REQUIREMENTS OF FCAM

      SECTION 7.01. FABRICATION REQUIREMENTS OF FCAM. FCAM and its Affiliates agree that it will first present any of its external metal and/or aluminum fabrication requirements (those not completed directly by FCAM and its Affiliates), for projects within North, Central and South America arising after the Closing to the Company for quotation prior to any other independent third party. FCAM further agrees that, except as provided herein, it will not use any other independent third party for its metal and/or aluminum fabrication requirements for projects within North, Central and South America, unless the proposed quote by the Company for any given project is ** or more higher than a quote received by FCAM from an independent third party (with shipping costs, import duties, fees and taxes included in determining the total metal fabrication project costs). In the event the quote by the Company for any given project is ** or more higher than any quote received by FCAM from an independent third party as determined above, or if the timing for delivery is materially longer than the delivery schedule set forth by the independent third party, and if the quality of materials of the Company is less than the quality of the independent third party, then FCAM shall be entitled to utilize the services of such independent third party for the specified project with no further obligation hereunder; provided that, the Company shall have ten (10) days from the date FCAM provides notice of a lower qualifying quote to submit a counter offer (revised quote) which would reduce the applicable costs to FCAM below the
 ** threshold and/or result in a revised delivery schedule satisfying the provisions of this Section 7.01 for the specified project.

      SECTION 7.02 CONSUMPTION. During the first fiscal year of the Company's operations FCAM agrees to use its best efforts to purchase an average of 200 tons of aluminum metal each month, subject to the provisions of Section 7.01 herein above.

      SECTION 7.03 PURCHASE. The Shareholders of the Company agree that the Company will purchase from CUPRUM, S.A. de C.V. all its requirements of aluminum to be needed in all projects in which the Company participates.

        ALL SECTIONS MARKED WITH TWO ASTERISKS (**) REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY FLOUR CITY ARCHITECTURAL METALS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.





      SECTION 7.04 GROSS MARGIN. The anticipated sales price for products sold by the Company to FCAM should have an intended margin of ** on earnings before interest and taxes, subject to Section 7.01 herein above.

                                  ARTICLE VIII

                             COVENANT NOT TO COMPETE

      SECTION 8.01. COVENANT NOT TO COMPETE. IMSALUM and FCAM, and their respective Affiliates, individually covenant and agree that it will not directly or indirectly engage in or possess any interest in any activity, the purpose or business of which is similar to the business of the Company (the fabrication of aluminum extrusions for curtain wall projects), within North, Central or South America during the period it is a Shareholder of the Company and for a period of one (1) year following the date it ceases to be a Shareholder of the Company; provided, that, existing activities as of Closing Date of IMSALUM and FCAM, and their respective Affiliates, even if similar to the business of the Company shall not be subject to the provisions of this Section 8.01.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

      SECTION 9.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of IMSALUM and FCAM to purchase and pay for their respective Shares and the obligations of the Company to issue the Shares are subject to the satisfaction or waiver, as of the Closing Date, of the following conditions:

            (a) Governmental Approvals. All governmental approvals necessary for the consummation of the Agreement shall have been obtained or made and all waiting periods imposed by any governmental authority or applicable law shall have expired.

            (b) No Injunctions or Litigation. No injunction restraining or preventing the consummation of the Agreement shall be in effect, and no litigation shall be pending or threatened by or before any governmental authority that would restrain or prevent the consummation of the Agreement.

            (c) Approvals. All approvals necessary for the consummation of the Agreement shall have been obtained.

            (d) Articles of Incorporation. The Articles of Incorporation, or Estatutos, for the Company shall be in a form acceptable to both IMSALUM and FCAM, and any provision required or deemed necessary to effect or enforce the terms of this Agreement shall be provided for therein.

            (e) Bylaws. The Bylaws for the Company shall be in a form acceptable to both IMSALUM and FCAM, and any provision required or deemed necessary to effect or enforce the terms of this Agreement shall be provided for therein.

            (f) Insurance. The Company shall have obtained such insurance, and shall have adopted a plan for the purchase of such additional insurance, as IMSALUM and FCAM shall reasonably require.

      SECTION 9.02. CONDITIONS TO IMSALUM'S OBLIGATIONS. The obligations of IMSALUM to purchase and pay for its Shares and to consummate the Closing hereunder is subject to the satisfaction (or waiver by IMSALUM), as of the applicable Closing Date, of the following additional conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of the Company and FCAM made in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date.

            (b) Performance of Obligations. The Company and FCAM shall have performed or complied with in all material respects their respective covenants and agreements contained in this Agreement required to be performed or complied with by the Company or FCAM on or prior to the Closing Date.

            (c) Proceedings Satisfactory. All corporate and legal proceedings required to be taken by the Company and FCAM in connection with the Agreement and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to IMSALUM and its counsel, and IMSALUM shall have received all such certified or other copies of all such documents as IMSALUM or its counsel shall reasonably require.

      SECTION 9.03. CONDITIONS TO FCAM'S OBLIGATIONS. The obligations of FCAM to purchase and pay for its Shares and to consummate the Closing hereunder is subject to the satisfaction (or waiver by FCAM), as of the applicable Closing Date, of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of the Company and IMSALUM made in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date.

            (b) Performance of Obligations. The Company and IMSALUM shall have performed or complied with in all material respects their respective covenants and agreements contained in this Agreement required to be performed or complied with by the Company or IMSALUM on or prior to the Closing Date.

            (c) Proceedings Satisfactory. All corporate and legal proceedings required to be taken by the Company and IMSALUM in connection with the Agreement and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to

FCAM and its counsel, and FCAM shall have received all such certified or other copies of all such documents as FCAM or its counsel shall reasonably require.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

SECTION 10.01. REPRESENTATIONS AND WARRANTIES OF IMSALUM AND FCAM. Each of IMSALUM and FCAM represents and warrants to each other party that, as of the date of this Agreement and as of the Closing Date, with respect to itself:

      (a) Organization and Standing. Such party:

                  (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and

                  (ii) has all requisite corporate power and corporate authority necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

            (b) Authority. (i) Such party has all requisite corporate power and corporate authority to enter into this Agreement and to consummate this Agreement. The execution and delivery by such party of this Agreement and the consummation by such party of this Agreement have been duly authorized by all necessary corporate action on the part of such party. This Agreement has been, or will at the Closing have been, duly executed and delivered by such party and constitutes, or will at the Closing constitute, its legal, valid and binding obligations, enforceable against such party in accordance with its respective terms. The execution and delivery by such party of this Agreement do not and did not, and the consummation of the Agreement and compliance with the terms of the Agreement will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under or result in or require the creation, imposition or extension of any lien upon any of its properties or assets under
(a) any contract, (b) any provision of its constitutive documents or (c) any judgment or law, except, with respect to clauses (a) or (c), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on such party's ability to perform its obligations under this Agreement in accordance with their respective terms. No governmental approval or approval of any other Person is required to be obtained or made by such party or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the Agreement.

            (c) Brokers or Finders. No Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from such party in connection with this Agreement, or any agreements referenced herein.

            (d) FCAM hereby represents and warrants to IMSALUM that FCAM is the sole legal and beneficial owner of the contributed Equipment described in Annex 1, with good and marketable title thereto free and clear of all liens and encumbrances;

            (e) FCAM hereby represents and warrants to IMSALUM that the machinery and equipment forming part of the FCAM contributed assets is in good operating condition and suitable for its intended purpose having regard to its age and reasonable wear and tear.

                                   ARTICLE XI

                          COVENANTS PENDING THE CLOSING

      SECTION 11.01. COVENANTS PENDING THE CLOSING. From the date of this Agreement to the Closing Date, IMSALUM and FCAM each agree (except to the extent that the other party shall otherwise consent in writing) that each party shall take all actions reasonably necessary or appropriate to ensure that the conditions to Closing set forth herein to be satisfied by such party are satisfied on or prior to the Closing Date and to obtain (and cooperate with the other parties in obtaining) any governmental approvals required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE XII

                                 OTHER COVENANTS

      SECTION 12.01. FINANCIAL STATEMENTS. The Company shall deliver to each
Shareholder:

            (a) as soon as practicable following the end of each fiscal year (and in any event not later than 60 days after the end of such fiscal year), audited consolidated statements of income, changes in stockholders' equity and cash flows of the Company for such year and a consolidated balance sheet of the Company as at the end of such year, together with appropriate notes to such financial statements, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, together with an opinion directed to the Company of independent public accountants to the effect that such financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior years; and

            (b) as soon as practicable following the end of each fiscal quarter (and in any event not later than 15 days after the end of such fiscal quarter), unaudited consolidated statements of income and cash flows of the Company for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and a consolidated balance sheet of the Company as at the end of such fiscal quarter, in each case setting forth in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year all in reasonable detail and accompanied by a certificate from the principal accounting or financial officer of the Company to the effect that such financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosures required to be presented in interim financial statements by GAAP, such financial statements have been prepared in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments.

      SECTION 12.02. ACCESS TO RECORDS. The books, accounts, and records of the Company shall at all times be maintained at the principal office of the Company. Each Shareholder shall have access to and may inspect and copy the books, accounts, and records of the Company.

      SECTION 12.03. USE OF TRADE NAME. The Company shall be permitted by FCAM the use of the trade name "Flour City Architectural Metals" and/or "FCAM", for the sale of products manufactured by it, for that purpose, a trade mark use agreement shall be entered between FCAM and the Company. The Company shall be permitted by IMSALUM the use of the trade name "Cuprum", for the sale of products manufactured by it, for that purpose, a trade mark use agreement shall be entered between IMSALUM and the Company. Not withstanding anything herein contained to the contrary the Company shall only be entitled to utilize the "Flour City Architectural Metals" and or "FCAM" trademark or trade name during the period that FCAM consents the same. Similarly, the Company shall only be entitled the "Cuprum" trademark or trade name during the period IMSALUM consents the same.

                                  ARTICLE XIII

                             RESOLUTION OF DISPUTES

      SECTION 13.01. ARBITRATION. Any controversy or claims arising out of or relating to this Agreement or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof, is invalid, illegal, or otherwise voidable, shall be subject to mandatory arbitration before and in accordance with the arbitration rules of the International Chamber of Commerce ("ICC"), said arbitration must be held in San Antonio, Texas and shall be conducted by an arbitrator mutually appointed by the parties hereto. If both parties fail to reach an agreement on the designation of such arbitrator, then each party will individually appoint one arbitrator, and the two arbitrators so appointed will then appoint a third arbitrator in order to reach an agreement on the dispute. The cost of the arbitration, and of the single or third arbitrator, shall be covered by the parties hereto on a 50%-50% basis, the costs of the arbitrators appointed individually, will be covered by the appointing parties. The award rendered by the arbitrators shall be final, not subject to appeal and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

      SECTION 13.02. ABSENCE OF AGREEMENT. If IMSALUM and FCAM fail to reach an agreement either at the Board of Directors level or at Shareholders Meeting level and this causes an impasse situation which substantially affects the normal course of business of the company, any of the

Shareholders may submit an offer to purchase the stock of the other Shareholder who shall, within 30 calendar days after receipt of the offer in writing, resolve either, to sell its stock to the proposed purchase Shareholder or to purchase the stock of the proposed purchaser Shareholder who shall be obligated to sell at the same price and on the same terms it offered to purchase.

The purchase offer shall remain for all and no less than all the stock of the company owned by the other Shareholder and the purchase price will be determined by the proposed purchaser Shareholder and the proposed seller Shareholder and such price shall not be less than the Net Book Value of the stock and not above the calculation of the Net Book Value of the stock multiplied by "P/BV multiple" of the Mexican Stock Exchange at the day of the transaction ("P/BV multiple")= average of all the companies in the Mexican Stock Exchange); unless the parties mutually agree otherwise, the Shareholders are obligated to follow up the closing procedure described in this Section 13.02.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

      SECTION 14.01. TERMINATION. If the Closing shall not have occurred on or prior to ______________________, this Agreement and all obligations of the parties hereunder shall terminate, unless extended by mutual agreement of the parties.

      SECTION 14.02. NOTICES. Except as expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier, or sent by facsimile as follows:

(a) if to IMSALUM:

Ave. Diego Diaz de Berlanga Nte. 132,
Fraccionamiento El Nogalar,
San Nicolas de los Garza, N.L. C.P. 66480
Mexico.
Tel.: (528) 350-4110
Fax:  (528) 330-4552
Attn.: Ing. Sergio Saenz Garza

with a copy to:

Grupo Imsa, S.A. de C.V.
Ave. Batallon de San Patricio No. 111 Piso 26
Fraccionamiento Valle Oriente
Garza Garcia, Nuevo Leon C.P. 66269
Mexico

Tel.: (528)153-8349
Fax:  (528)153-8385
Attn.: Ing. Marcelo Canales Clariond

(b) if to FCAM:

Flour City Architectural Metals
915 Riverview Drive, Suite 1
Johnson City, TN 37601
USA
Ann.  Michael Russo

with a copy to:

William J. Lopshire, Esq.
Manning, Marder & Wolfe
707 Wilshire Boulevard, 45th Floor
Los Angeles, California 90017
USA

or to such other address or attention of such other person as any party shall advise the other parties in writing. All notices and other communications given to a party hereunder in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if by facsimile or hand delivery, or three (3) days after dispatch by overnight courier.

      SECTION 14.03. APPLICABLE LAW; CONSENT TO JURISDICTION. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, USA, applicable to contracts executed in and performed entirely within such State. Each of the parties hereto consent to the jurisdiction of any Court within the State of Texas, USA.

      SECTION 14.04. SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to the effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

      SECTION 14.05. AMENDMENTS. This Agreement may be modified or waived only by a written amendment signed by persons authorized to so bind each party.

      SECTION 14.06. WAIVER. The waiver by any party of any instance of any other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances or of any party's remedies for such noncompliance.

      SECTION 14.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts shall have been signed by each party and delivered to each other party.

      SECTION 14.08. ENTIRE AGREEMENT. The provisions of this Agreement set forth the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

      SECTION 14.09. ASSIGNMENT.

            (a) No party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except that no such consent shall be required for a transfer by operation of law in connection with a merger or consolidation of such party.

            (b) Any attempted assignment of this Agreement in violation of this Section shall be void and of no effect.

            (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      SECTION 14.10. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by any party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties and shall survive the Closing, regardless of any investigation made by the other parties hereto or on their behalf.

      SECTION 14.11. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such assigns, any legal or equitable rights hereunder.

      SECTION 14.12. EXPENSES.

            (a) Whether or not any of the transactions are consummated, all costs and expenses incurred in connection with the Agreement shall be paid by the party incurring such cost or expense, except as the parties shall otherwise agree.

            (b) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of this Agreement.

      SECTION 14.13. REMEDIES. In no event will any party be liable to the other party for incidental damages, lost profits, lost savings, or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach of its obligations under the Agreement.

      SECTION 14.14. FURTHER ASSURANCES; EFFECTIVENESS.

            (a) The parties shall use their best efforts to obtain and to assist the other parties in obtaining promptly all necessary waivers, consents and approvals from any governmental authority or any other person for any exercise by any party of its rights under this Agreement. Upon reasonable request from time to time, the parties shall execute and deliver all documents and instruments and do all other acts that may be reasonably necessary or desirable to give effect to the Agreement or the exercise by the other parties of their respective rights hereunder.

            (b) If any law of a country provides that the implementation of this Agreement is subject to prior governmental approval in such country, this Agreement shall have no effect in such country until such governmental approval shall have been obtained.

      SECTION 14.15. CONSTRUCTION. This Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and without strict construction in favor of or against any party.

      IN WITNESS WHEREOF, IMSALUM and FCAM have duly executed this Agreement as of the day and year first above written.

IMSALUM, S.A. de C.V.                   FLOUR CITY ARCHITECTURAL
                                        METALS (PACIFIC) LTD.
By: /s/ SERGIO A SAENZ                  By:
        -----------------------------          ---------------------------------
Name:   SERGIO A SAENZ                  Name:
        -----------------------------          ---------------------------------
Title:  PRESIDENT                       Title:
        -----------------------------          ---------------------------------

      THE UNDERSIGNED SUBSIDIARY OF FLOUR CITY INTERNATIONAL, INC. GUARANTEES THE PERFORMANCE OF ALL OBLIGATIONS REQUIRED TO BE PERFORMED BY FCAM UNDER THIS AGREEMENT.

                                        FLOUR CITY ARCHITECTURAL
                                        METALS, INC.

                                        By:    /s/ MICHAEL J. RUSSO
                                               ---------------------------------
                                        Name:  MICHAEL J. RUSSO
                                               ---------------------------------
                                        Title: CEO & PRESIDENT
                                               ---------------------------------

                                   EXHIBIT "A"

                                 FCAM EQUIPMENT

                                     ANNEX 1

                       FCAM Equipment Appraisal Procedure

1.- FCAM and IMSALUM will approve an appraiser to do the appraisal OF THE EQUIPMENT TO BE CONTRIBUTED TO THE COMPANY BY FCAM. Both Parties coincide to use
J. BUNDY as the appointed appraiser.

2.- FCAM will send the Equipment to IMSALUM, which will unload it for appraisal by the approved firm. This appraisal cost will be paid by FIMSAM.

3.- FCAM retains ownership of the Equipment until the closing of this Agreement.

4.- All freight and export/import costs shall be covered by FCAM; the equivalent to this cost shall be part of the $450,000.00 U.S. mentioned in Paragraph (C) of the Recitals of this Agreement.

5.- IF A PARTY DOES NOT AGREE WITH THE APPRAISAL, BY WRITTEN MEANS SHOULD NOTIFY THE OTHER PARTY WITHIN THE NEXT FIVE BUSINESS DAYS OF THE DELIVERY OF THE RESULTS OF THE SAID APPRAISAL.

6.- The contesting Party will suggest and finance a second appraiser, in such case, both Parties must approve this new appraiser.

7.- The final appraisal results WILL BE BINDING FOR BOTH PARTIES

                                     FIMSAM

                      FIMSAM'S INITIAL BOARD AND PERSONNEL

From FCAM, for the first year, the directors will be Michael Russo and Michael Kaisersatt.

From IMSALUM half the Directors will be Sergio Saenz, Marcelo Canales and

Eugenio Clariond.

The Chairman for the First Term will be Michael Russo.

The Examiner will be Bryan Willis.

The initial President for the First Term will be Michael Kaisersatt.

The General Manager will be Carlo Romanillos.

We agree to the above statements.


/s/ SERGIO SAENZ                        /s/ MICHAEL RUSSO
    -----------------------------           ------------------------------------
    Sergio Saenz                            Michael Russo
    IMSALUM Director                        FCAM Director